EXHIBIT 99.1


Extensions, Inc.
770 South Oak Post Lane
Suite 530
Houston, TX 77056
(832) 487-8689
www.ext.com


                                 PRESS RELEASE

      EXTENSIONS, INC.  ANNOUNCES THE ISSUANCE COMMON STOCK SHARE DIVIDEND


Houston, Texas, December 9, 2008-- Extensions, Inc. (OTC: EXTI) today announced that its Board of Directors has approved the issuance of an additional 19 shares for each 1 common share owned. Common shareholders of record at the close of business on December 15, 2008, will receive nineteen (19) additional shares of common stock for each one (1) share of common stock owned as of the record date, for a total of twenty (20) shares. The company expects to distribute the additional shares on or about December 28, 2008.

Extensions, Inc. is a social networking and search engine development company dedicated to knowledge management, experience transfer, and collaborative problem solving on the web.

For  more  information  about  Extensions,  Inc.,  see  www.ext.com.